Exhibit 99.1

NEUROBIOLOGICAL TECHNOLOGIES, INC.

FOR IMMEDIATE RELEASE	CONTACT: Craig W. Carlson, ,VP & CFO
Neurobiological Technologies, Inc.
(510) 595-6000

Marlon Nurse, VP – Investor Relations
Porter, Le Vay & Rose, Inc.
(212) 564-4700

NEUROBIOLOGICAL TECHNOLOGIES, INC. REPORTS FIRST QUARTER

RESULTS

- Resolves NASDAQ Listing Deficiency -

Emeryville, Ca, November 9, 2006 – Neurobiological Technologies, Inc (NTI®) (Nasdaq: NTII) today announced its financial results for the first quarter of fiscal 2007, the three months ended September 30, 2006. Net loss for the quarter ended September 30, 2006 was $2.4 million or $0.08 per share, basic and diluted, compared to net loss of $4.1 million, or $0.15 per share, for the quarter ended September 30, 2005.

On September 28, 2006, we were notified by NASDAQ that our common stock was subject to delisting due to our failure to timely file our Annual Report on Form 10-K for the fiscal year ended June 30, 2006. The reason for the late filing of our Form 10-K was the need to file restated financial statements for the fiscal year ended June 30, 2005 and restated financial statements for the quarters ended September 30, 2004 through March 31, 2006 related to accounting for acquisition costs in connection with our acquisition of Empire Pharmaceuticals in July 2004. On November 6, 2006, we filed our 10-K for fiscal 2006 and received notification from NASDAQ on November 8, 2006 that the filing delinquency was cured and that NASDAQ would take no action to delist our common stock as a result of the late filing.

Revenue increased to $4.8 million for the quarter ended September 30, 2006 compared to $1.1 million for the same period in 2005. Revenues in the quarter ended September 30, 2006 consisted of $1.6 million from royalty fees from the commercial sales of Memantine by Merz Pharmaceuticals GmbH (Merz) and its marketing partners in the United States and certain European countries, recognition of $1.4 million from the sale of our rights and interests in XERECEPT®, and $1.8 million from the reimbursement of the direct expenses incurred for administering the Phase III clinical studies for XERECEPT in the United States. Our revenue of $1.1 million during the quarter ended September 30, 2005 consisted of royalties from the commercial sales of Memantine by Merz and its marketing partners in the United States and certain European countries. In October 2006, we received royalty fees of $1.7 million from the commercial sales of Memantine by Merz and its marketing partners during the quarter ended June 30, 2006.

Research and development expenses were $5.9 million in the quarter ended September 30, 2006 compared to $3.4 million for the same period in 2005. The increase of $2.5 million resulted from an additional $1.8 million of expenses incurred for the Phase III clinical trials for Viprinex™, our drug candidate for ischemic stroke, and an additional $652,000 of expenses, which are reimbursable to us from Celtic Pharma, for administering the continuing Phase III clinical trials for XERECEPT.

General and administrative expenses were $1.5 million for the quarter ended September 30, 2006, which decreased by $306,000 compared to expenses of $1.8 million for the same period in 2005. This decrease consisted primarily of a decrease of approximately, $228,000 of compensation expense for administrative staff and a decrease of $133,000 in legal fees.

Investment income was $153,000 in the quarter ended September 30, 2006 compared to $17,000 for the same period in 2005. The increase of $136,000 resulted primarily from a greater amount of invested funds.

At September 30, 2006, we had cash, cash equivalents and investments of $11.1 million compared to $15.2 million at June 30, 2006.

Conference Call Information

NTI will web cast its quarterly and year-end financial results conference call on November 10, 2006 at 11:00 a.m. ET, 8:00 a.m. PT. Dial-in number (800) 289-0726. The live web cast can be accessed by going to http://www.shareholder.com/ntii/medialist.cfm. A playback of the conference call will be available from 1:30 p.m. ET on Friday, November 10, 2006 through 11:59 p.m. on Thursday, November 16, 2006. Replay number: (888) 203-1112 (U.S. and Canada) and (719) 457-0820 (international). Replay access code: 3947110.

About Neurobiological Technologies, Inc.

NTI is a biotechnology company engaged in the business of acquiring and developing central nervous system related drug candidates. The Company is focused on therapies for neurological conditions that occur in connection with ischemic stroke, brain cancer, Alzheimer’s disease and dementia. The Company’s strategy is to in-license and develop later-stage drug candidates that target major medical needs and that can be rapidly commercialized. NTI’s experienced management team oversees the human clinical trials necessary to establish preliminary evidence of efficacy.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including: our need for additional capital, our dependence on third parties for the development, regulatory approval and successful commercialization of our products, the inherent risk of failure in developing product candidates based on new technologies, the risks associated with the cost of clinical development efforts, and other risks detailed from time to time in our Annual Report of Form 10-K and other filings with the Securities and Exchange Commission. Actual results may differ materially from those projected. These forward-looking statements represent our judgment as of the date of the release. We undertake no obligation to update these forward-looking statements.

Neurobiological Technologies, Inc.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three months ended September 30, 2006	Three months ended September 30, 2005 (As Restated)
Revenues:
Technology sale and collaboration services	$3,192,000	$—
Royalty	1,589,000	1,052,000

Total revenues	4,781,000	1,052,000
Expenses:
Research and development	5,858,000	3,402,000
General and administrative	1,494,000	1,800,000

Total expenses	7,352,000	5,202,000
Operating loss	(2,571,000)	(4,150,000)
Investment income	153,000	17,000

Net loss	$(2,418,000)	$(4,133,000)

Basic and diluted net loss per share	$(0.08)	$(0.15)

Shares used in basic and diluted net loss per share calculation	29,558,429	27,077,933

SELECTED BALANCE SHEET DATA

	September 30, 2006	June 30, 2006
	(unaudited)	(1)
Cash, cash equivalents and investments	$11,142,000	$15,248,000
Working capital	8,526,000	12,055,000
Total assets	18,665,000	22,499,000
Accumulated deficit	(97,559,000)	(95,141,000)
Stockholders’ equity (deficit)	(13,596,000)	(11,402,000)

(1)	Derived from audited financial statements.

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